EXHIBIT 10.20

PRODUCT DEVELOPMENT AGREEMENT
PDA-001

This Agreement made and entered into between Scivanta Medical Corporation, with its principal office at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“CUSTOMER”) and Sparton Medical Systems, a business group of Sparton Electronics Florida, Inc., a Florida Corporation, with an office at P. O. Box 788, 5612 Johnson Lake Road, DeLeon Springs, Florida 32130 (“SMS”).

Upon bilateral execution of this Agreement, CUSTOMER contracts SMS to perform the scope of work (SOW) as defined in Exhibit A on a time and materials basis. SMS will provide monthly status reports that discuss project performance, schedule, and cost. SMS will bill CUSTOMER monthly for all labor hours worked, materials, tooling, outside services, and travel expenses incurred in the performance of the engineering consulting work per the terms defined within this Agreement. This is not a manufacturing agreement.

1.
Pricing. The cost and schedule in this proposal represent SMS’ best estimate of the development effort required for this project, at this time. The actual costs could be more or less than the estimated costs. Actual costs will be invoiced on a time and materials basis per the Terms and Conditions of this Agreement. Total project cost in excess of the amount set forth in Exhibit A is not authorized without prior written consent from CUSTOMER.

2.
Statement of Work. The scope of work for this project is defined and limited to the Statement of Work (SOW), Pricing, and Schedule presented in Exhibit A. Everything else is a Change as defined in Section 5, Changes.

3.	Labor Rates. SMS Labor Rates are listed in Exhibit C, and are valid for 12 months from the date of this Agreement; after which SMS reserves the right to update.

4.
Other Resources. All resources (excluding labor as listed in Exhibit C), materials, tooling, and outside services for this project will be billed to CUSTOMER at total cost plus 5%. Mileage is billed at $0.485 per mile and travel will be billed at cost. CUSTOMER may at CUSTOMER’s expense arrange for, purchase, and pay directly for any materials, tooling, resources, outside services, or travel expenses including airfare, car rental, and lodging. CUSTOMER is responsible for all shipping and handling charges of deliverables.

5.
Changes. The cost estimates in this proposal are based on the SOW in the Proposal. Changes proposed or requested by CUSTOMER to anything in the SOW as defined in the proposal may at SMS’ discretion require work on the project to stop, and an evaluation of the estimated costs and schedule impact due to the requested changes to be performed by SMS. All changes and their associated cost and schedule impacts must be duly approved in writing using the Change Approval Form (Exhibit B) before those changes can be added to the project. Only authorized representatives of CUSTOMER and SMS may execute. Thus, CUSTOMER is liable for, and will pay SMS for all costs associated with CUSTOMER authorized changes per this Agreement, and Exhibit D Payment Terms.

6.
CUSTOMER-Provided Information. CUSTOMER shall, at its own expense, be responsible for providing all criteria and information as to the requirements for the project, perform functions assigned to CUSTOMER in the SOW, and furnish to SMS all related hardware, and documentation pertinent to the project in a timely manner that does not delay the project as described in the SOW. CUSTOMER shall authorize SMS to obtain additional data as needed from CUSTOMER’s vendors and other sources, as well as employ independent consultants when necessary. Failure to provide and entitle SMS to such information/services, critical to the project in a timely fashion, can add to the cost and schedule of the project, as well as delay the project.

7.
SMS Existing Intellectual Property. SMS shall retain all right, title and ownership to any "SMS Existing Intellectual Property" that is incorporated into any Product or as part of any other work provided pursuant to this Agreement or any other related agreement executed by the Parties. As used herein, the term "SMS Existing Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned, developed or obtained by SMS outside of this Agreement or known by SMS prior to the execution of this Agreement that are used by SMS in creating, or are embodied within, any Product, the Services or other work performed under this Agreement. SMS hereby agrees to grant, and hereby grants to Customer, a perpetual, non-exclusive, irrevocable, worldwide, freely assignable, royalty-free license to the SMS Existing Intellectual Property included in the deliverables, with the right to sublicense, copy, reproduce and distribute any product incorporating the deliverables or the SMS Existing Intellectual Property included in the deliverables that are delivered to Customer by SMS under this Agreement.

8.
CUSTOMER Existing Intellectual Property. CUSTOMER shall retain all right, title and ownership to any "CUSTOMER Existing Intellectual Property" that is incorporated into any Product or as part of any other work provided pursuant to this Agreement or any other related agreement executed by the Parties. As used herein, the term "CUSTOMER Existing Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned, developed or obtained by CUSTOMER outside of this Agreement or known by CUSTOMER prior to the execution of this Agreement that are used by SMS in creating, or are embodied within, any Product, the Services or other work performed under this Agreement.

9.
SMS Created Intellectual Property. CUSTOMER shall own all right, title and ownership to any "SMS Created Intellectual Property" that is incorporated into any Product that is prepared as part of the Services or into any other work provided pursuant to this Agreement or any other related agreement executed by the Parties. Customer hereby grants to SMS a worldwide, non-exclusive, fully paid-up, royalty-free right and license all right, title and ownership to any "SMS Created Intellectual Property" that is created as part of the Services or into any other work provided pursuant to this Agreement

10.
Deliverables. CUSTOMER shall respond in writing within ten (10) days after SMS shipment of the deliverables identified in the SOW (Exhibit A) to address any discrepancies. After the ten (10) days, the deliverables will be considered accepted.

11.	Primary Technical Contacts. The primary technical contact(s) for all notices and other communications required or permitted under this Agreement is as follows:

SPARTON MEDICAL SYSTEMS
5612 Johnson Lake Road
DeLeon Springs, FL 32130
NAME: Brad Rainier
TITLE: Manager, Medical Engineering
TELEPHONE: 386.985.4631
FACSIMILE 386.985.5036
EMAIL: brainier@sparton.com

Scivanta Medical Corp.
NAME: David LaVance
TITLE: President and Chief Executive Officer
TELEPHONE: (919) 847-2010
EMAIL: dlavance@scivanta.com

With copy to:

Ethox International, Inc..
NAME: Michael Guzzo
TITLE: Operations Project Manager
TELEPHONE: (716) 842-4000 x-256
EMAIL: Michael.guzzo@ethoxint.com

12.
Schedule. SMS will provide project schedules, with the intent to use our best effort to meet these schedules. Project schedules are estimates only. If delays occur, SMS shall in no event be liable for any consequential, special, or contingent damages on account of the delay.

13.
Disclaimer. SMS specifically disclaims any expressed or implied warranties as to use, design, or fitness of any product design which may be referred to in this Agreement; and any implied warranties about the merchant ability or fitness to purpose of said design. SMS has performed no research or testing to either ascertain the product’s appropriateness with regard to its intended usage and purpose; or establish the product’s risks of personal injury or property damage. Further, unless called out in the SOW, SMS has performed no patent searches; nor has it pursued any regulatory approvals required for the usage or the design of this product. CUSTOMER specifically agrees to indemnify and hold harmless SMS from all claims, obligations, liabilities, costs, expenses, judgments, and reasonable attorney’s fees associated with filing or defending actions, specifically including, but not restricted to, claims of patent infringement, breach, or any injuries incurred by any person(s) or property damages resulting from usage, manufacture, or installation of any part of the product which may result from activity designed by SMS.

14.	Notices and Consent. Both parties shall assign person(s) responsible for project communications and project authority. Those persons shall be listed in the following table.

SPARTON MEDICAL SYSTEMS
5612 Johnson Lake Road
DeLeon Springs, FL 32130
NAME: Denise A. Shirey
TITLE: Director, Corporate Contracts & Compliance
TELEPHONE: (386) 740-5472
FACSIMILE: (386) 740-5372
EMAIL: dshirey@sparton.com

Scivanta Medical Corporation
215 Morris Avenue
Spring Lake, New Jersey 07762
NAME: Thomas Gifford
TITLE: Executive VP & CFO
TELEPHONE: 732-282-1620
EMAIL: tgifford@scivanta.com

15.
Trademarks. Neither party will have the right to use the trademarks or trade names of the other party directly or indirectly in connection with any Product, promotion or publication without prior written consent of the other party.

16.
Confidentiality. SMS shall hold non-publicly available information, documentation, and software related to the project and marked as proprietary and disclosed to SMS by CUSTOMER in confidence. SMS’ obligation under this Section shall be in accordance with the Non-Disclosure Agreement executed by the Parties on June 18th 2007. Nothing in this Section 16 shall restrict either Party’s ability to disclose information required by the US Securities and Exchange Commission or other Governmental regulatory agencies.

17.
Public Dissemination of Information. Any news release, public announcement, advertisement, or publicity proposed to be released either party concerning the program of its efforts in connection with the proposals or any resulting contract will be subject to the prior written approval of the other party, before release. Prior written approval must be obtained from the party’s official position as has executed this Agreement to be considered valid. Full consideration and representative as to the roles and contributions of both parties shall be given in any such release information. Nothing in this Section 17 shall restrict either Party’s ability to disclose information required by the US Securities and Exchange Commission or other Governmental regulatory agencies.

18.
Force Majeure: Neither party shall be liable to the other for non-performance or delay in performance due to causes not reasonably within its control, including but not limited to: acts of civil or military authority, including courts and regulatory agencies, acts of God, war, riot or insurrection, blockades, embargoes, sabotage, epidemics, fires, floods, strikes, lockouts, or other labor difficulties, provided such labor difficulties do not arise from inequitable labor practices. In the event of a delay resulting from such causes, the schedule shall be reasonably extended to overcome the effect of such delays.

19.
Insurance. CUSTOMER, at its sole cost and expense, will procure, maintain and pay for standard comprehensive general liability insurance including product liability coverage in a form and amount and with companies satisfactory for the risks involved. If requested, CUSTOMER will provide a certificate of insurance to SMS.

20.
Termination. Either party may terminate this Agreement at any time without cause effective upon delivery of written notice to the other party. CUSTOMER will pay for all time and materials charges up to the date of termination per the Payment Terms provision of this Agreement.

21.
Duration. This Agreement will be deemed effective upon execution by the parties and will continue in effect for an initial one (1) year term and subsequent one (1) year bilateral renewal terms unless terminated by either party by written notice as described in the Termination provision of this Agreement.

22.
Limitation of Liability The total aggregate liability of SMS to CUSTOMER for all claims shall not exceed twice the amounts paid to Sparton hereunder. SMS will not be responsible for any special, indirect, incidental, or consequential damages of any kind.

23.
Assignment. Change of Control means: (i) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the affected party’s assets; or (ii) a merger or consolidation in which the affected party is not the surviving entity. In the event of change of control of either party, the terms and conditions granted to CUSTOMER under or pursuant to this Agreement, will continue with the purchaser for the remaining duration of the Agreement. Assignment as a result of Change of Control is contingent upon the purchasing or surviving party providing financial viability and ability to pay and/or perform. Customer may assign its rights under this Agreement to a third party succeeding to the rights of Customer to the HCMS, provided Customer delivers to SMS evidence the assignee has financial viability and ability to pay and/or perform the obligations to SMS under this Agreement.

24.
Arbitration. The Parties agree that in the event of a dispute between them arising out of, concerning, or in any way related to this Agreement, including its interpretation, which cannot be settled by a good faith effort by the parties to resolve such issue, such dispute will be submitted to binding arbitration under the Federal Arbitration Acts as amended and in accordance with the Commercial Arbitration Act as amended and in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association (“AAA”). The arbitration will be held in New York County, the State of New York, by a panel of three (3) arbitrators appointed pursuant to the AAA rules and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.

25.
Entire Agreement. This Agreement, including Attachments A through D which are incorporated by reference herein, is interpreted under the laws of the State of New York Agreement states the entire understanding between the parties with respect to the subject matter, and all prior and contemporaneous understandings, representations, and agreements whether oral or in writing are merged and superseded. No alteration, modification, release, or waiver of this Agreement or any of the provisions herein shall be effective unless agree to in writing and executed by both parties.

26.	Authority. The persons signing this Agreement have the authority to bind and sign on behalf of their respective parties.

Scivanta Medical Corporation	Sparton Medical Systems., a business group of Sparton Electronics Florida, Inc.
215 Morris Avenue	P. O. Box 788, 5612 Johnson Lake Road
Spring Lake NJ 07762	DeLeon Springs, FL 32130
/s/ David LaVance	/s/ Richard L. Langley
Name David LaVance	Name: Richard L. Langley
Title President	Title: Treasurer & Assistant Secretary
Date	Date

EXHIBIT B

CHANGE APPROVAL FORM

This is a modification to the Agreement (“Agreement”) made as of (CONTRACT DATE) between (CUSTOMER NAME) with facilities located at (CUSTOMER LOCATION) and Sparton Electronics Florida, Inc.., a Florida Corporation, with its office in P. O. Box 788, 5612 Johnson Lake Road, DeLeon Springs, Florida 32130 (“SMS”).

SMS is hereby authorized to make the following change(s) to the Basic Services of the subject contract:

A. Change Type

☐ Task Deletion	☐ Task Addition	☐ Task Modification	☐ Travel

☐ Task Definition	☐ Service Addition	☐ Schedule Change	☐ Material

☐ Other ________________________________________________________________________________________

Description of Change:

Scivanta Medical Corporation	Sparton Medical Systems, Inc.
215 Morris Avenue	5612 Johnson Lake Road
Spring Lake NJ 07762	DeLeon Springs, FL 32130

Name David LaVance	Name
Title President	Title
Date	Date
SMS ACKNOWLEDGEMENT OF RECEIPT AND IMPLEMENTION OF CHANGE AUTHORIZATION

Exhibit D

PAYMENT TERMS

An initial deposit of $60,000 is due 10 days after bilateral execution of this Agreement and required in order to begin the Scivanta Hickey Cardiac Monitor Project. After receipt of this prepayment, invoices will be issued monthly, net 10. All material greater than $5,000.00 shall be prepaid prior to the generation of SMS orders.

Based on receiving timely payments for the first four months, the initial deposit of $60,000 shall be applied to the Scicanta Hickey Cardiac Monitor Project..

After each phase or based on Scivanta supplying acceptable, updated financial information, SMS shall make a decision to either keep the current terms or issue invoices monthly, net 30. All material shall continue to be prepaid.

Failure to make timely payment could result in suspension of services and project delay. SMS shall provide written notification of non-payment and notice of its intent to stop work five (5) days prior to doing so. When any payment due is not paid on or before its due date, CUSTOMER may be assessed interest, at SMS’ discretion, on the sum outstanding from the due date for receipts of payment to the actual date of receipt of payment at a rate of one and one half percent (1.5%) per month on the unpaid balance.